Exhibit L

Juniper Public Fund, L.P.
c/o Juniper Investment Company, LLC
600 Madison Avenue, 16th Floor
New York, NY  10022

August 2, 2013

Juniper TGX Investment Partners, LLC
c/o Juniper Investment Company, LLC
600 Madison Avenue, 16th Floor
New York, NY  10022

Ladies and Gentlemen:

Juniper Public Fund, L.P. (the “Investor”) is pleased to offer its commitment in connection with that certain Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), between Juniper Acquisition Corporation, a Delaware corporation (“Buyer”), and Theragenics Corporation, a Delaware corporation (the “Company”).  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.           Commitment.  The Investor hereby agrees, subject to the terms and conditions set forth herein, that, on or prior to the funding obligations of Buyer (or the Surviving Corporation) pursuant to Section 2.2(a) of the Merger Agreement, the Investor shall contribute, or cause to be contributed, to Juniper Holdings, Inc. (“Parent”), through a contribution to Juniper TGX Investment Partners, LLC, a Delaware limited liability company formed to hold equity in Parent (“Equity LLC”), a number of shares of Common Stock set forth on Schedule A attached hereto (the “Contributed Shares”), in exchange for equity securities of Equity LLC in the amounts, and providing for the rights, contemplated by that certain Interim Investors Agreement, dated as of the date hereof, among the Investor and the other parties thereto (the “Interim Investors Agreement”); provided that the Investor shall not, under any circumstances, be obligated to contribute more than the Contributed Shares to Equity LLC.

2.           Closing Conditions.  The Investor's obligation to make its contribution pursuant to this letter agreement is conditioned upon (i) the satisfaction or waiver at the Closing of all conditions precedent to the obligations of Buyer to consummate the transactions contemplated by the Merger Agreement set forth in Sections 6.1 and 6.2 thereof, other than conditions that by their terms are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction of those conditions, and (ii) the funding of the Debt Financing (or the availability of the Debt Financing to be funded at Closing if the Contributed Shares are contributed by the Investor).

3.           Enforcement / Recourse.  Creditors of Equity LLC shall have no right to enforce this letter agreement or to cause Equity LLC to enforce this letter agreement.  Notwithstanding anything that may be expressed or implied in this letter agreement, by its acceptance hereof, Equity LLC acknowledges and agrees that (a) no person other than the Investor shall have any obligation hereunder, and no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any former, current or future direct or indirect director, officer, employee, agent or affiliate of the undersigned, any former, current or future, direct or indirect holder of any equity interests or securities of the undersigned (whether such holder is a limited or general partner, member, stockholder or otherwise), any former, current or future assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, controlling person, representative or assignee of any of the foregoing (each such person or entity, a “Related Person”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by Related Persons in connection with this letter agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or by their creation.

4.           Expiration.  All obligations under this letter agreement shall expire and terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Closing (at which time the obligations shall be discharged), and (c) the Company or any of its affiliates directly or indirectly asserting any claim against the Investor.

5.           Assignment.  The Investor’s obligation to contribute its Contributed Shares may not be assigned, except as permitted in this paragraph.  The Investor may assign all or a portion of its obligations to contribute its Contributed Shares to any Affiliates or any funds managed, advised or controlled by the Investor or any of its Affiliates (“Affiliated Funds”), or to entities governed by an Affiliate or an Affiliated Fund; provided, however, that, any such assignment shall not relieve the Investor of its obligations hereunder.

6.           No Other Beneficiaries.  This letter agreement shall be binding on the Investor solely for the benefit of Equity LLC, and nothing set forth in this letter agreement is intended to or shall confer upon or give to any Person other than Equity LLC any benefits, rights or remedies under or by reason of, or (other than in accordance with the Interim Investors Agreement) any rights to enforce or cause Equity LLC to enforce, any provisions of this letter agreement.

7.           Representations and Warranties.  The Investor hereby represents and warrants to Equity LLC that (a) the Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to execute, deliver and perform this letter agreement, (b) the Investor is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that failure to be so licensed or qualified and in good standing would not materially and adversely affect the ability of the Investor to carry out its obligations hereunder, (c) the execution, delivery and performance of this letter agreement by the Investor has been duly authorized by all necessary action on the part of the Investor, and no additional proceedings are necessary to approve this letter agreement, (d) this letter agreement has been duly and validly executed and delivered by the Investor and (assuming due authorization, execution and delivery by Equity LLC) this letter agreement constitutes legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with the terms hereof, and (e) the Investor is the record and beneficial owner of the Contributed Shares, free and clear of any lien or encumbrance (other than those arising under this letter agreement) and has full and unrestricted power to dispose of all of such Contributed Shares as contemplated by this letter agreement without the consent or approval of, or any other action on the part of, any other Person.  The Investor further represents and warrants to Equity LLC that its execution, delivery and performance of this letter agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any Contract to which the Investor is a party or by which the Investor is bound, (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to the Investor or any of the properties or assets of the Investor, or (iii) result in the creation of, or impose any obligation on the Investor to create, any lien, charge or other encumbrance of any nature whatsoever upon such the Investor’s properties or assets.

8.           Tax-Free Exchange.  The parties hereto intend for both (i) the contribution of the Contributed Shares by the undersigned to Equity LLC and (ii) the contribution of the Contributed Shares by Equity LLC to Parent to be treated as a rollover or other tax-free exchange (to the extent of stock received) under the Internal Revenue Code of 1986, as amended, and will treat such contribution as such for all tax purposes.

9.           Jurisdiction.  Each party to this letter agreement, by its execution hereof, irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.  Each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court or tribunal other than the aforesaid courts.  Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.           Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this letter agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this letter agreement.  Each party to this letter agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this letter agreement by, among other things, the mutual waivers and certifications in this Section 9.

11.           Headings.  The headings contained in this letter agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

12.           Confidentiality.  This letter agreement shall be treated as confidential and is being provided to Equity LLC (and made available to the Company) solely in connection with the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to, except with the written consent of the Investor; provided that no such written consent shall be required for disclosures to Equity LLC’s and the Investor’s Affiliates and Equity LLC’s, the Investor’s and such Affiliates’ respective partners, members, directors, officers, employees, agents, legal, financial, accounting or other advisors, potential debt and equity financing sources, co-sponsors, related investment funds, consultants and other representatives, and representatives of any thereof, so long as such persons agree to keep such information confidential on terms substantially identical to the terms contained herein; provided, further, that the Investor and Equity LLC may disclose this letter agreement (or the existence thereof) to the extent required by applicable Law.

12.           Miscellaneous.  This letter agreement and the obligations hereunder will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this letter agreement.  This letter agreement and the Interim Investors Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all prior agreements, understandings and statements, both written and oral, between or among Equity LLC or any of its affiliates and the Investor or any of its affiliates.  This letter agreement may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by each of the undersigned and Equity LLC.  This letter agreement may be executed in any number of counterparts, all of which will be one and the same agreement.  The execution and delivery of this letter agreement may be effected by facsimile or any other electronic means such as “.pdf” or “.tiff” files.  This letter agreement will become effective when each party to this letter agreement will have received counterparts signed by all of the other parties.

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Very truly yours,

Juniper Public Fund, L.P.
By:	Juniper HF Investors II, LLC, its Managing Member

By:	/s/ Alexis P. Michas
Name:	Alexis P. Michas
Title:	Managing Member

[Signature Page to Rollover Commitment Letter]

Agreed to and accepted as of the date first written above.

JUNIPER TGX INVESTMENT PARTNERS, LLC By: Juniper TGX Investors, LLC, its Managing Member

By:	/s/ John Bartholdson
Name:	John Bartholdson
Title:	Managing Member

[Signature Page to Rollover Commitment Letter]